As filed with the Securities and Exchange Commission on June 6, 2018

Registration No. 333-138511

Registration No. 333-150273

Registration No. 333-162239

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-138511

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-150273

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-162239

UNDER THE SECURITIES ACT OF 1933

GENERAL CABLE CORPORATION

(Exact Name of Registrant as specified in its charter)

Delaware	4 Tesseneer Drive Highland Heights, Kentucky 41076	06-1398235
(State or other jurisdiction of incorporation or organization)	(Address including zip code of Principal Executive Offices)	(I.R.S. Employer Identification No.)

Ramon J. Ceron

Vice President and Assistant Treasurer

General Cable Corporation

4 Tesseneer Drive

Highland Heights, Kentucky 41076

(859) 572-8000

(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed public sale: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) filed by General Cable Corporation, a Delaware corporation (“General Cable”), with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-138511, filed with the Commission on November 8, 2006, pertaining to the registration of senior convertible notes due 2013 in aggregate principal amount of $360,000,000, an indeterminate number of shares of common stock, par value $0.01 per share (the “Common Stock”) and senior convertible note guarantees by the Co-Registrants listed in such Registration Statement;

•	Registration Statement No. 333-150273, filed with the Commission on April 16, 2008, pertaining to the registration of 1.00% senior convertible notes due 2012 in aggregate principal amount of $475,000,000, guarantees of 1.00% senior convertible notes due 2012 by the Co-Registrants listed in such Registration Statement and 5,659,245 shares of Common Stock; and

•	Registration Statement No. 333-162239, filed with the Commission on September 30, 2009, pertaining to the registration of 8,987,322 shares of Common Stock.

On June 6, 2018, pursuant to the Agreement and Plan of Merger, dated as of December 3, 2017, by and among Prysmian S.p.A., a company organized under the laws of the Republic of Italy (“Prysmian”), Alisea Corp., a Delaware corporation and wholly owned subsidiary of Prysmian (“Merger Sub”), and General Cable, Merger Sub merged with and into General Cable (the “Merger”), with General Cable surviving the Merger as a wholly owned subsidiary of Prysmian.

In connection with the Merger, General Cable has terminated any and all offerings of General Cable’s securities pursuant to the Registration Statements. Accordingly, General Cable hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by General Cable in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, General Cable hereby removes from registration any and all securities registered but which remain unsold under each Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Heights, Commonwealth of Kentucky, on this 6th day of June, 2018.

General Cable Corporation

By:	/s/ Ramon J. Ceron
Name:	Ramon J. Ceron
Title:	Vice President and Assistant Treasurer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.